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                                                                    EXHIBIT 23.3

                              ACCOUNTANTS' CONSENT

The Board of Directors
Community Bank of Naples, National Association
Naples, Florida

We consent to the use of our report dated February 20, 1998 relating to the balance sheets as of December 31, 1997 and 1996 and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended of Community Bank of Naples, National Association and to the use of our name under the caption of "Experts", in the Registration Statement on Form S-4 of Alabama National Bancorporation.

/s/ Hacker, Johnson, Cohen & Grieb PA
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HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
October 22, 1998